Exhibit 5(a)


June 29, 1999


Vodafone Group Public Limited Company
The Courtyard
2-4 London Road
Newbury, Berkshire
RG14 1JX, England

Ladies and Gentlemen:

This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the "Act"), on Form S-8 (the "Registration Statement") of 256,625,000 Ordinary Shares, nominal value 5p each or, if the redenomination of the share capital of Vodafone Group Public Limited Company, an English public limited company (the "Company"), from pounds sterling into U.S. dollars as approved by the Company's shareholders becomes effective, nominal value $0.10 each (the "Ordinary Shares"), of the Company, to be issued in connection with the Vodafone AirTouch 1999 Long-Term Stock Incentive Plan, the Vodafone AirTouch 1999 Employee Stock Purchase Plan (collectively, the "Stock Plans"), the AirTouch Communications Retirement Plan (the "Retirement Plan"), the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan and the AirTouch Communications, Inc. Employee Stock Purchase Plan (collectively, the "AirTouch Plans").

This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English Law.

I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this Opinion.

In rendering this Opinion, I have assumed that the resolution of the board of directors of the Company to allot and issue the Ordinary Shares will not be amended or revoked prior to the allotment and issuance of such Ordinary Shares.

On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly organized and is an existing corporation in good standing under the laws of England, and (ii) any Ordinary Shares to be issued by the Company pursuant to and in accordance with the Stock Plans, the Retirement Plan and the AirTouch Plans will, when so issued, be legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement relating to such Ordinary Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/s/ STEPHEN R. SCOTT
---------------------------------
Stephen R. Scott
Company Secretary


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